EXHIBIT 99.1

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301)468-3120
         Sharon Bramell
         (301)231-0351

         AIM 84 REPORTS FIRST QUARTER NET EARNINGS OF 17 CENTS PER UNIT
                           --------------------------

     ROCKVILLE, MD, May 6, 2003 -- (AMEX/AIA) -- American Insured Mortgage Investors (AIM 84), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended March 31, 2003 of approximately $1.8 million (17 cents per unit) compared to approximately $396,000 (four cents per unit) for the three months ended March 31, 2002. Net earnings increased for the first quarter of 2003 as compared to the first quarter of 2002 primarily due to an increase in gains on mortgage dispositions, partially offset by a decrease in mortgage investment income.

     AIM 84 recognized gains of approximately $1.5 million related to the assignment of three mortgages to HUD during the first quarter 2003 compared to no gains recognized during the first quarter 2002. Mortgage investment income for the three months ended March 31, 2003 was approximately $279,000 as compared to $506,000 for the comparable period in 2002. The decrease was primarily due to a reduction in the mortgage base.

     As of March 31, 2003, AIM 84 was invested in five fully insured mortgages and two debentures with an aggregate amortized cost of approximately $14.3 million, a face value of approximately $15.8 million, and a fair value of approximately $15.8 million. The five mortgages have been put to HUD under the
Section 221 program of the National Housing Act. As of May 1, 2003, AIM 84 has not received approval from HUD for these five assignments. AIM 84 will continue to accrue interest on these mortgages until the debentures are transferred to the mortgagee and AIM 84 begins receiving the debenture interest.

     In addition to the five mortgages in its portfolio, AIM 84 holds or has an interest in debentures issued in exchange for two mortgages, Eastdale Apartments and Baypoint Shoreline Apartments. In February 2003, HUD transferred assignment proceeds in the form of 6.375% debentures in exchange for these mortgages.

     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

                       AMERICAN INSURED MORTGAGE INVESTORS

                              STATEMENTS OF INCOME

                                   (Unaudited)

                                                               For the three months ended
                                                                        March 31,
                                                             -------------------------------
                                                                 2003                2002
                                                             ------------       ------------
Income:
  Mortgage investment income                                 $    278,966       $    506,462
  Interest and other income                                        62,431              4,134
                                                             ------------       ------------
                                                                  341,397            510,596
                                                             ------------       ------------

Expenses:
  Asset management fee to related parties                          30,245             54,084
  General and administrative                                       50,780             60,239
                                                             ------------       ------------
                                                                   81,025            114,323
                                                             ------------       ------------

Net earnings before gains on mortgage dispositions                260,372            396,273

Gains on mortgage dispositions                                  1,541,324                  -
                                                             ------------       ------------

Net earnings                                                 $  1,801,696       $    396,273
                                                             ============       ============

Net earnings allocated to:
  Limited partners - 97.1%                                   $  1,749,447       $    384,781
  General Partner -   2.9%                                         52,249             11,492
                                                             ------------       ------------
                                                             $  1,801,696       $    396,273
                                                             ============       ============

Net earnings per unit of limited
  partnership interest - basic                               $       0.17       $       0.04
                                                             ============       ============

Limited partnership units outstanding-basic                    10,000,125         10,000,125
                                                               ==========         ==========


Balance Sheet Data:                                            March 31,         December 31,
------------------                                               2003               2002
                                                             ------------       ------------
Investment in insured mortgages                              $  8,099,521       $ 15,474,110
Investment in debenture                                         6,125,943                  -
Total assets                                                   17,977,419         18,407,929